UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 15, 2017

Milacron Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-37458	80-0798640
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

10200 Alliance Road, Suite 200 Cincinnati, Ohio	45242
(Address of principal executive offices)	(Zip code)

(513) 487-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

(A) Term Loan Facility

Overview. On February 15, 2017, Milacron LLC (the “Borrower”), a wholly-owned subsidiary of Milacron Holdings Corp. (the “Company”), entered into (i) Amendment No. 1 (the “Amendment”) which amends that certain previously disclosed Term Loan Agreement dated as of May 14, 2015 (the “Original Term Loan Agreement”, and as amended by the Amendment, the “Term Loan Agreement”), and (ii) related security and other agreements, for a $947 million senior secured term loan facility (the “Term Loan Facility”) with certain lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent.

The Term Loan Agreement provides that the Borrower may request increases to the Term Loan Facility and/or one or more incremental term loan facilities in an aggregate principal amount not to exceed (x) $220 million (which amount shall be increased by the principal amount of any voluntary prepayments of term loans under the Term Loan Facility (other than with the proceeds of (i) long-term indebtedness or (ii), any incremental facilities that serve to effectively extend the maturity of any class of loans or commitments under the Term Loan Agreement)), plus (y) an additional amount, subject to compliance on a pro forma basis with a total net secured leverage ratio of no greater than 4.00:1.00. Availability of such additional tranches of term loans and/or increased commitments is subject to, among other conditions, the absence of any event of default under the Term Loan Agreement and the receipt of commitments by existing or additional financial institutions.

Interest Rate and Fees. Borrowings under the Term Loan Facility bears interest at a rate per annum equal to an applicable margin or applicable rate plus, at the Borrower’s option, either (a) a base rate determined by the reference to the highest of (1) the prime commercial lending rate publicly announced by the administrative agent of the Term Loan Facility as the “prime rate” as in effect on such day, (2) the federal funds effective rate plus 0.50%, and (3) the LIBOR rate determined by reference to the cost of funds for Eurodollar deposits for an interest period of one month, plus 1.00% or (b) a LIBOR rate (which shall be no less than 0.00%) determined by reference to the costs of funds for Eurodollar deposits for the specified interest period, as adjusted for certain statutory reserve requirements. The applicable margins for borrowings under the Term Loan Agreement are (i) 2.00% with respect to base rate borrowings and 3.00% with respect to LIBOR borrowings, subject to compliance with a total net leverage ratio of greater than 3.50:1:00 and (ii) 1.75% with respect to base rate borrowings and 2.75% with respect to LIBOR borrowings, subject to compliance with a total net leverage ratio not to exceed 3.50:1:00.

Mandatory Prepayments. The Term Loan Agreement requires the Borrower to prepay, subject to certain exceptions, outstanding term loans with:

•	100% of net cash proceeds of any incurrence of debt, other than the net cash proceeds of certain debt permitted under the Term Loan Agreement; and

•	100% of net cash proceeds of certain asset sales, subject to reinvestment rights and certain other exceptions.

Voluntary Prepayments. The Borrower may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans under the Term Loan Facility at any time without premium or penalty other than (a) customary “breakage” costs with respect to LIBOR borrowings and (b) in the case of the Term Loan Facility, a 1.00% call protection premium applicable to certain “repricing transactions” occurring on or prior to the date that is six months after February 15, 2017.

Amortization and Final Maturity. Commencing March 31, 2017, the Borrower shall repay borrowings on the last day of March, June, September and December in each year prior to September 28, 2023, in each case in an amount equal to 0.25% of the original principal amount of the loans outstanding on February 15, 2017, with the balance due on September 28, 2023.

Guarantees and Security. All obligations under the Term Loan Facility are unconditionally guaranteed by the Company and certain of the Borrower’s existing and future direct and indirect wholly-owned domestic subsidiaries. All obligations under the Term Loan Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Borrower’s assets and the assets of the guarantors, including:

•	a first-priority or second-priority pledge, as applicable, of all of the Borrower’s capital stock directly held by the Company and a first-priority or second-priority pledge, as applicable, of all of the capital stock directly held by the Borrower, the co-borrower and its subsidiary guarantors; and

•	a first-priority or second-priority security interest, as applicable, in substantially all of the Borrower’s, the co-borrower’s and the guarantors’ tangible and intangible assets, including certain deposit accounts.

Certain Covenants and Events of Default. The Senior Credit Facilities contain a number of restrictive covenants that, among other things and subject to certain exceptions, restrict the Borrower’s ability and the ability of each of the Borrower’s restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on its capital stock or redeem, repurchase or retire its capital stock;

•	make investments, loans and acquisitions;

•	create negative pledge or restrictions on the payment of dividends or payment of other amounts owed to the Borrower from its subsidiaries;

•	engage in transactions with its affiliates;

•	sell, transfer or otherwise dispose of its assets, including capital stock of its subsidiaries;

•	materially alter the business it conducts;

•	modify certain material documents;

•	change its fiscal year;

•	consolidate, merge, liquidate or dissolve;

•	incur liens; and

•	make prepayments of certain debt.

The Company is not generally subject to the negative covenants under the Term Loan Facility, but is subject to a passive holding company covenant that will limit its ability to engage in certain activities.

The Term Loan Facility also contains certain customary representations and warranties, affirmative covenants and reporting obligations. In addition, the lenders under the Term Loan Facility are permitted to accelerate the loans and terminate commitments thereunder or exercise other specified remedies available to secured creditors upon the occurrence of certain events of default, subject to certain grace periods and exceptions, which include, among others, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain material indebtedness, certain events of bankruptcy, certain events under the Employee Retirement Income Security Act of 1974, as amended, material judgments and changes of control.

This description of the Term Loan Facility does not purport to be complete and is qualified in its entirety by reference to the Amendment, the Term Loan Agreement, and the related security and other agreements, which are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated herein by reference.

(B) Interest Rate Swap Transactions

On February 16, 2017, the Borrower entered into interest rate swap transactions effective February 2018 – February 2022 with a notional amount of $400 million. The interest rate swaps are intended to manage the Borrower’s interest rate risk by fixing the interest rate on a portion of the Borrower’s debt currently outstanding under its credit facility that was previously subject to a floating interest rate equal to 1-month LIBOR plus a credit spread. The swap provides for the Borrower to pay a fixed rate of 2.062% per annum on such portion of its outstanding debt in exchange for receiving a variable interest rate based on 1-month LIBOR. The effect is a synthetically fixed rate of 2.062% + the loan spread for the term and debt hedged.

Item 1.02	Termination of Material Definitive Agreement

Existing Term Loan Facility

On February 15, 2017, in connection with the closing of the Term Loan Facility, all amounts outstanding and other obligations under the previously existing term loans under the Original Term Loan Agreement were repaid in full.

Indenture and Notes

As previously disclosed, on January 13, 2017 the Company delivered to the holders of its 7.75% senior notes due 2021 (the “Notes”) conditional notices of redemption, notifying those holders of the redemption of the entire outstanding $464 million aggregate principal amount of the Notes to be redeemed on February 15, 2017 (the “Redemption Date”) pursuant to the terms of the indenture dated as of March 28, 2013, as supplemented and amended from time to time, among the Borrower, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Notes Indenture”). The redemption price for the Notes (the “Redemption Price”) is equal to 103.875% of the principal amount of the Notes, plus accrued and unpaid interest thereon, to but excluding the Redemption Date.

On February 15, 2017, the Borrower deposited an amount of funds with the trustee sufficient for the redemption of the Notes. The Notes Indenture has been satisfied and discharged in accordance with its terms and the Borrower and the guarantors party thereto have been released from their obligations with respect to the Notes Indenture and the Notes, except with respect to those provisions of the Notes Indenture that by their terms survive the satisfaction and discharge.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Amendment No. 1 to Term Loan Agreement, dated as of February 15, 2017 by and among Milacron Holdings Corp., Milacron LLC, the subsidiaries of the borrower from time to time party thereto, the financial institutions party thereto, as the Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.2	Intellectual Property Security Agreement Supplement (Trademark), dated as of February 15, 2017 by and among Milacron LLC and JPMorgan Chase Bank, N.A., as Collateral Agent.

10.3	Intellectual Property Security Agreement Supplement (Patent), dated as of February 15, 2017 by and among Milacron Marketing Company LLC and JPMorgan Chase Bank, N.A., as Collateral Agent.

10.4	Intellectual Property Security Agreement Supplement (Patent), dated as of February 15, 2017 by and among Milacron LLC and JPMorgan Chase Bank, N.A., as Collateral Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILACRON HOLDINGS CORP.

By:	/s/ Bruce Chalmers
Name:	Bruce Chalmers
Title:	Vice President – Finance and Chief Financial Officer

Date: February 21, 2017

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1 to Term Loan Agreement, dated as of February 15, 2017 by and among Milacron Holdings Corp., Milacron LLC, the subsidiaries of the borrower from time to time party thereto, the financial institutions party thereto, as the Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.2	Intellectual Property Security Agreement Supplement (Trademark), dated as of February 15, 2017 by and among Milacron LLC and JPMorgan Chase Bank, N.A., as Collateral Agent.

10.3	Intellectual Property Security Agreement Supplement (Patent), dated as of February 15, 2017 by and among Milacron Marketing Company LLC and JPMorgan Chase Bank, N.A., as Collateral Agent.

10.4	Intellectual Property Security Agreement Supplement (Trademark), dated as of February 15, 2017 by and among Milacron LLC and JPMorgan Chase Bank, N.A., as Collateral Agent.